NORDSTROM
For Immediate Release                                  INVESTOR CONTACT:
February 20, 2002                                        Stephanie Allen
                                                         Nordstrom, Inc.
                                                           (206)303-3262
                                                          MEDIA CONTACT:
                                                       Shasha Richardson
                                                      Nordstrom, Inc.
                                                           (206)373-3038
NORDSTROM REPORTS FOURTH QUARTER EARNINGS INCREASE
---------------------------------------------------
     SEATTLE - February 20, 2002 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $60.0 million, or $0.44 per diluted share, for the fourth quarter of 2002, which ended January 31, 2003. For the same period last year, net earnings and earnings per diluted share were $50.7 million and $0.38, respectively. The 18 percent improvement in fourth quarter earnings was primarily driven by increased sales and lower selling, general and administrative expense as a percentage of sales.
     Net sales for the fourth quarter of 2002 increased 7.3 percent, to $1.8 billion, compared to sales of $1.6 billion in the same period last year. On a calendar basis, fourth quarter 2002 same-store sales increased 1.9 percent.
     For fiscal 2002, which consists of the twelve-month period ended January 31, 2003, net earnings and earnings per diluted share were $90.2 million and $0.66, respectively, compared to net earnings and earnings per diluted share of $124.7 million and $0.93 for the same period last year, a 28 percent decline. Excluding $71.0 million (net of tax) in non-recurring and impairment charges related to the cumulative effect of an accounting change, the purchase of a minority interest in Nordstrom.com and associated reintegration costs, and the write-down of an information technology investment(3), fiscal 2002 net earnings and earnings per diluted share were $161.3 million and $1.19, respectively. Higher-than-planned increases in same-store sales coupled with planned improvements in gross profit and selling, general and administrative expense, drove the 29 percent increase in earnings, excluding non-recurring and impairment charges.
     Fiscal 2002 net sales of $6.0 billion increased 6.1 percent, compared to sales of $5.6 billion in the same period in 2001. On a calendar basis, fiscal 2002 same-store sales increased 1.4 percent.
     The company said it made progress executing its 2002 key initiatives, which included driving sales increases, continuing to improve operational disciplines related to gross margin and selling, general and administrative expense, and completing the implementation of perpetual inventory. Progress towards these objectives included same-store sales increases for eight of the last nine months and modest improvements in both gross margin and expense levels, on a percentage of sales basis. In addition, all major elements of the perpetual inventory implementation were completed according to plan and under budget.
      "We are proud of our people and the job that they did this past year," said President Blake Nordstrom. "We are also encouraged by the opportunities we see to continue to improve both performance and service to our customers."
      During fiscal 2002 Nordstrom opened eight full-line stores, four Nordstrom Rack stores and one U.S. Faconnable boutique. Gross square footage for the year increased approximately 8.0 percent, from 17,048,000 to 18,428,000.

2003 Performance Outlook:

The Company is providing the following 2003 forecasts:

                              First Quarter 2003          Full-Year 2003
                              ------------------          --------------
Comp-store Sales                   Flat                 Flat to low single-digit
                                                             positive

Gross Profit                  Moderate improvement       Moderate improvement

Selling, General and
  Administrative Expenses       Slight improvement        Slight improvement

Service Charge Income         Increase $1-3 million     Increase $6-10 million

Interest Expense                       Flat                      Flat

Effective Tax Rate                      39%                       39%

Earnings per Share                 $0.23 - $0.27             $1.33 - $1.39

Square footage growth                                              4%


Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 142 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 88 full-line stores, 47 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 23 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

      Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.

                                 NORDSTROM, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS - 4th Quarter
       (unaudited;  amounts in thousands, except per share data and percentages)

                             3 months  % of sales    3 months    % of sales
                                ended   (except as      ended    (except as
                              1/31/03   indicated)    1/31/02     indicated)
                             --------   ----------   --------    ----------
Net sales(1)              $ 1,750,586     100.0   $ 1,631,090      100.0
Cost of sales and related
  buying & occupancy       (1,168,963)    (66.8)   (1,089,560)     (66.8)
                             ---------               ---------
Gross profit                  581,623      33.2       541,530       33.2
Selling, general and
  administrative expenses    (499,180)    (28.5)     (468,920)     (28.8)
                             ---------               ---------
Operating income               82,443       4.7        72,610        4.4
Interest expense, net         (21,435)     (1.2)      (18,321)      (1.1)
Service charge income
  and other, net               37,326       2.1        29,050        1.8
Earnings before income taxes   98,334       5.6        83,339         5.1
Income tax expense            (38,300)    (38.9)(2)   (32,600)      (39.1)(2)
                             ---------                ---------
Net earnings                $  60,034       3.4     $  50,739         3.1

Earnings per share
      Basic              $       0.44              $      0.38
      Diluted            $       0.44              $      0.38


ADDITIONAL DATA
----------------
Average number of shares outstanding
      Basic                   135,438                   134,397
      Diluted                 135,838                   134,917


2002 sales increase/(decrease)
presented on a 4-5-4 basis                         3 months   3 months
(compared to prior-year period)                       ended      ended
                                 Nov    Dec    Jan   1/31/03    1/31/02
                                 ----   ----   ----  --------   --------
Total sales                      4.3%   9.2%   6.7%     7.1%     (2.8%)
Same-store sales
  Full-Line stores              (1.9%)  2.9%   0.5%     0.9%     (4.4%)
  Rack & other                   9.3%   9.4%   2.9%     7.6%     (6.0%)
  Total                         (1.0%)  3.4%   0.8%     1.5%     (4.6%)


(1) Nordstrom reports quarterly financial results on a calendar basis. The Company reports monthly sales according to the 4-5-4 Retail Calendar. Total sales for fourth quarter 2002 and 2001 were $1,729.3 million and $1,615.2 million, respectively, on a 4-5-4 Retail Calendar basis.

(2) Percent of earnings before income taxes

                                NORDSTROM, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
       (unaudited;  amounts in thousands, except per share data and percentages)

                            12 months    % of sales     12 months    % of sales
                                   ended    (except as         ended    (except as
                                 1/31/03     indicated)      1/31/02     indicated)
                               ---------     ---------      --------     ---------
Net sales(1)                 $ 5,975,076       100.0     $ 5,634,130      100.0
Cost of sales and related
  buying & occupancy          (3,971,372)      (66.5)     (3,765,859)     (66.8)
                              ----------                  ----------
Gross profit                   2,003,704        33.5       1,868,271       33.2
Selling, general and
  administrative expenses     (1,813,968)      (30.3)     (1,722,635)     (30.6)
                              ----------                   ----------
Operating income                 189,736         3.2         145,636        2.6
Interest expense, net            (81,921)       (1.4)        (75,038)      (1.4)
Minority interest purchase
  and reintegration costs        (53,168)       (0.9)              -         -
Service charge income
  and other, net                 140,977         2.4         133,890        2.4
                              ----------                   ---------
Earnings before income taxes
  and cumulative effect of
  accounting change              195,624         3.3         204,488        3.6
Income tax expense               (92,041)      (47.0)(2)     (79,800)     (39.0)(2)
                              ----------                    ---------
Earnings before cumulative
  effect of accounting change    103,583         1.7         124,688        2.2
Cumulative effect of accounting
  change (net of $8,541 tax)     (13,359)       (0.2)              -         -
                              ----------                     --------
Net earnings                    $ 90,224         1.5      $  124,688        2.2

Earnings per share
    Basic                      $    0.67                   $     0.93
    Diluted                    $    0.66                   $     0.93

    Diluted earnings per share
      excluding non-recurring
      charges and accounting
      change                  $    1.19(3)                 $     0.93

ADDITIONAL DATA
-----------------
Average number of shares outstanding
      Basic                     135,107                       134,105
      Diluted                   135,724                       134,339

2002 sales increase/(decrease)
presented on a 4-5-4 basis                   12 months     12 months
(compared to prior-year period)                  ended         ended
                                               1/31/03       1/31/02
                                             ---------     ---------
Total sales                                       6.1%          1.9%
Same-store sales
   Full-Line stores                               0.7%         (2.6%)
   Rack & other                                   7.4%         (6.0%)
   Total                                          1.3%         (2.9%)


(1) Nordstrom reports year-to-date financial results on a calendar basis. The Company reports monthly sales according to the 4-5-4 Retail Calendar. Total sales for year-to-date 2002 and 2001 were $5,966.5 and $5,622.6 million, respectively, on a 4-5-4 Retail Calendar basis.

(2) Percent of earnings before income taxes. For year-to-date 2002, income tax expense as a percent of earnings before income taxes is higher than Nordstrom's effective tax rate as the Company did not recognize a tax benefit for certain costs related to the minority interest purchase.

(3) Net earnings excluding non-recurring and impairment charges is the sum of net earnings of $90,224, the cumulative effect of accounting change of $13,359 (net of tax), the minority interest purchase and reintegration costs of $48,184 (net of tax), and the write-down of an IT investment in a supply chain tool of $9,498 (net of tax).